Exhibit 10.2

MASTER SERVICES AGREEMENT

between The CFO Portal, LLC and Vivos Therapeutics, Inc.

This Master Services Agreement (the “Agreement”) is entered into as of July 31, 2026 (the “Effective Date”) by and between The CFO Portal, LLC, a Florida limited liability company (“Provider”), and Vivos Therapeutics, Inc., a Delaware corporation with its principal place of business at 7921 Southpark Plaza, Suite 210, Littleton, CO 80120 (“Client” or “Company”). Provider and Client are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Client is a publicly traded corporation listed on The Nasdaq Stock Market LLC under the ticker symbol “VVOS.”

B. Provider is a professional services firm specializing in fractional and managed Chief Financial Officer services for public microcap companies, including SEC reporting, internal controls, capital markets, and audit support.

C. Client desires to engage Provider to deliver Managed CFO and finance-and-accounting leadership Services as described in this Agreement and the Statements of Work attached hereto, and Provider desires to provide such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 or as otherwise defined herein.

1.1 “Confidential Information” means all non-public information disclosed by one Party to the other Party in connection with this Agreement, including financial information, customer information, technical information, business plans, and any other information that is marked confidential or that a reasonable person would understand to be confidential.

1.2 “Engagement Lead” means the senior Provider professional designated to lead the engagement and to serve as Client’s Chief Financial Officer and Principal Financial Officer pursuant to Section 6, which shall be Roman Franklin unless and until replaced pursuant to Section 5.3.

1.3 “Provider Personnel” means the Engagement Lead and any other Provider employees, contractors, or affiliated personnel assigned by Provider to deliver the Services.

1.4 “Services” means the managed Chief Financial Officer and finance-and-accounting leadership services to be delivered by Provider as described in Section 2 and the applicable Statements of Work.

1.5 “SOW” means a Statement of Work executed under this Agreement, including the initial SOW attached as Exhibit A and any subsequent SOWs.

1.6 “SLA” means the Service Level Agreement attached as Exhibit B.

1.7 “Designated Officer” means the Engagement Lead (Roman Franklin) in his capacity as the Company’s Chief Financial Officer and Principal Financial Officer. The Company’s Principal Accounting Officer shall at all times be an internal officer of the Company - currently Brad Amman, upon hire, the permanent Controller, or such other internal officer as the Board may designate. In no event shall the Engagement Lead or any other Provider Personnel serve as the Company’s Principal Accounting Officer.

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2. Engagement and Scope of Services

2.1 Engagement. Client engages Provider to deliver the Services on the terms and conditions set forth in this Agreement and any executed SOW. Provider accepts such engagement.

2.2 Scope. The Services include, without limitation: (a) acting as Client’s Chief Financial Officer and Principal Financial Officer through the Engagement Lead; (b) preparation, review, coordination, and financial / disclosure support for periodic and current reports under the Securities Exchange Act of 1934, including Forms 10-Q, 10-K, 8-K, DEF 14A, S-1, S-3, and related filings, with legal drafting, legal advice, filing legality, and formal SEC correspondence led by Client’s securities counsel and EDGAR filing mechanics handled by Client, counsel, or Client’s filing agent unless otherwise agreed in writing; (c) coordination with Client’s independent registered public accounting firm and audit committee; (d) leadership and oversight of the monthly close, internal controls, and financial reporting in coordination with Client’s internal finance team; (e) capital markets advisory and financing support, including capital raises and financings, Nasdaq continued-listing remediation, and reverse stock-split planning and execution (subject to Section 17); (f) board and audit committee material preparation; (g) FP&A, KPI reporting, and operating-model development; and (h) such other services as may be set forth in any executed SOW.

2.3 Statements of Work. The initial scope, deliverables, and on-site cadence are described in the SOW attached as Exhibit A. Additional or modified scope shall be documented in supplemental SOWs executed by both Parties. To the extent any SOW conflicts with this Agreement, this Agreement shall control unless the SOW expressly states otherwise and is signed by authorized representatives of both Parties.

2.4 Service Levels. Provider shall perform the Services in accordance with the SLA attached as Exhibit B.

2.5 Commencement. Provider shall commence the Services, and the Retainer shall commence, on the Effective Date (prorated for any partial month). The Engagement Lead is appointed Chief Financial Officer and Principal Financial Officer effective on the Effective Date as set forth in Section 6.

3. Term and Termination

3.1 Initial Term. This Agreement shall commence on the Effective Date and continue for an initial term of twelve (12) months (the “Initial Term”), subject to earlier termination for Cause as contemplated herein.

3.2 Renewal. After the Initial Term, this Agreement shall automatically renew for successive twelve (12) month terms unless either Party provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term.

3.3 No Termination for Convenience. Neither Party may terminate this Agreement for convenience. This Agreement may be terminated only (a) for Cause under Section 3.4 (and, as to the Engagement Lead, Section 3.8), (b) by the Engagement Lead’s resignation under Section 6.4, or (c) by non-renewal under Section 3.2, or (d) upon a Change of Control of Provider under Section 3.10.

3.4 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if (a) the other Party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receipt of written notice describing the breach in reasonable detail, or (b) the other Party becomes insolvent, files for bankruptcy, or makes an assignment for the benefit of creditors. Client may additionally terminate this Agreement immediately upon written notice, without any cure period, if (c) Provider or any Provider Personnel (including the Engagement Lead) becomes subject to any disqualification, bar, suspension, or similar sanction by the SEC, PCAOB, Nasdaq, or any state board of accountancy, or becomes subject to a “bad actor” disqualification under Rule 506(d) of the Securities Act or Section 15(b) of the Exchange Act, or (d) Provider commits a material breach of Section 7.

3.5 Effect of Termination. Upon termination, (a) Provider shall complete an orderly transition of work product and pending deliverables, including filings already in progress, for up to thirty (30) days following termination at Provider’s then-current rates; (b) Client shall pay all undisputed fees and expenses incurred through the effective date of termination plus any agreed transition fees; (c) the Designated Officer shall resign from his officer titles upon Client’s written request, with Client filing any required Form 8-K under Item 5.02 within four business days; (d) the following shall survive termination: accrued payment obligations; the Option and all exercise rights (including post-termination exercise under Section 4.7(g)); Sections 4.10 (No Setoff), 4.11 (Tax Reporting), 7 (Confidentiality), 7.8 (Data Security), 8 (Intellectual Property), 9 (Indemnification), 10 (Limitation of Liability), 11 (Insurance), 12 (Officer Indemnification and D&O Coverage), 15 (Compliance), 16 (Miscellaneous), 18 (Representations and Warranties), and 19 (Public Disclosure Review Rights); cooperation with claims; records access; and enforcement-cost rights. Any post-termination transition assistance shall be subject to Client’s advance payment of estimated transition fees and reimbursement of all outstanding undisputed amounts.

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3.6 Officer Resignation. Notwithstanding any termination, a Designated Officer’s resignation shall not relieve Client of its obligations under Section 12 (Officer Indemnification and D&O Coverage), which shall survive termination indefinitely with respect to acts and omissions occurring during the term of this Agreement.

3.7 Engagement Lead Term Protection. The Company may terminate the Engagement Lead’s engagement as Chief Financial Officer / Principal Financial Officer only for Cause as defined in Section 3.8; the Company may not terminate it for convenience (Section 3.3). The Engagement Lead may resign pursuant to Section 6.4.

3.8 Cause and Good Reason (Engagement Lead). For purposes of the Engagement Lead’s engagement, and notwithstanding the general standard in Section 3.4:

(a)	“Cause” means, and is limited to: (i) conviction of, or plea of guilty or nolo contendere to, a crime involving fraud or dishonesty; (ii) willful misconduct that materially harms the Company; (iii) a material breach of this Agreement that remains uncured thirty (30) days after written notice describing it in reasonable detail; (iv) a knowing violation of the federal securities laws; or (v) persistent failure to perform material duties after detailed written notice and a reasonable opportunity to cure; and (vi) uncured material breach of Exhibit A or Exhibit B. “Cause” expressly excludes: good-faith accounting or disclosure judgments; refusal to approve, sign, or certify unsupported, incomplete, inaccurate, or misleading filings; good-faith disagreement with management, counsel, the auditors, or the Board; delays or deficiencies caused by Client personnel, auditors, counsel, systems, vendors, regulators, or prior-period matters; and failure to achieve outcomes outside the Engagement Lead’s reasonable control.

(b)	“Good Reason” means any of the following occurring without the Engagement Lead’s written consent: (i) removal as Principal Financial Officer; (ii) a material reduction in his authority, duties, or responsibilities; (iii) the appointment of another Chief Financial Officer or principal financial officer above or alongside him; (iv) failure to maintain the D&O insurance required by Section 12; (v) failure to pay amounts when due; (vi) a material failure to provide information or personnel necessary to perform the Services; (vii) a required relocation or a materially increased on-site commitment; (viii) a public mischaracterization of his departure or performance; or (ix) a change in control followed by a material reduction in his role. The Engagement Lead shall give written notice of the Good Reason condition and allow the Company thirty (30) days to cure before resigning for Good Reason.

3.9 Early Termination Payment. If the Company terminates the Engagement Lead’s engagement without Cause (including in breach of Section 3.7), removes him as an officer, materially reduces his authority or duties, or induces Provider to terminate, or if the Engagement Lead resigns for Good Reason, then the Company shall pay Provider (for the benefit of the Engagement Lead) an “Early Termination Payment” equal to: (a) the Engagement Lead’s remaining Retainer installments through the end of the then-current term, not to exceed $108,000 (or, if the termination occurs during the Initial Term, through the end of the Initial Term); plus (b) all accrued and unpaid event-based fees and expenses; plus (c) full acceleration of the Option under Section 4.7(h) (or, if the Option is then unavailable, a cash amount economically equivalent thereto). The Early Termination Payment is in addition to, and does not limit, the Engagement Lead’s rights under Sections 4.7, 9, and 12, and shall be paid within five (5) business days of termination.

3.10 Termination upon Change of Control of Provider. Client may terminate this Agreement immediately upon written notice to Provider if Provider undergoes a Change of Control. “Change of Control” of Provider means any transaction or series of related transactions resulting in a transfer of a majority of the voting equity or management control of Provider to a person or group that did not control Provider as of the Effective Date, or the departure of Roman Franklin from control of Provider other than as contemplated by Section 5.3. Upon any termination under this Section 3.10, Provider shall provide transition assistance in accordance with Section 3.5 for up to sixty (60) days.

4. Fees and Expenses

4.1 Retainer. Client shall pay Provider a fixed monthly retainer of $27,000 per month (the “Retainer”), payable in advance on the first business day of each calendar month, covering the Services of the Engagement Lead as Client’s Chief Financial Officer and Principal Financial Officer, including capital raises and financing support, Nasdaq continued-listing remediation (bid-price and minimum-stockholders’-equity cures), and reverse stock-split planning and execution (in each case subject to Section 17). Technical accounting memoranda and other extraordinary, non-recurring work are event-based under Section 4.2. Provider does not charge hourly fees except as expressly set forth in an SOW.

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4.2 Event-Based Fees. Extraordinary, non-recurring work outside the ordinary-course scope of the Retainer, including (without limitation) technical accounting memoranda, restatement support, late-filing remediation of overdue periodic reports, M&A diligence and integration, and SEC enforcement or investigation response, shall be quoted and invoiced separately on a fixed-fee basis. For the avoidance of doubt, capital raises and financings, Nasdaq continued-listing remediation, and reverse stock-split planning and execution are within the Retainer scope and are not event-based. Provider shall provide a written quote of project work costs. Once the quoted costs are approved by the Company’s CEO or the Audit Committee, Provider will commence material event-based work.

4.3 Expenses. Client shall reimburse Provider for reasonable, pre-approved out-of-pocket expenses incurred in connection with the Services, including travel to and from Client locations other than corporate headquarters, expert and counsel fees engaged at Client’s direction, and pass-through fees. Expenses more than $500 per occurrence shall require Client’s prior written approval.

4.4 Invoicing. Provider shall invoice Client monthly. Invoices for the Retainer are due upon receipt; invoices for event-based fees and expenses are due net five (5) days. Undisputed past-due amounts shall accrue interest at the lesser of 1.5% per month or the maximum rate permitted by law. The Parties intend that all payments be made contemporaneously with, and as new value for, Services rendered in the ordinary course.

4.5 Adjustments. After the Initial Term, Provider may adjust the Retainer once per calendar year upon sixty (60) days’ prior written notice. Adjustments shall not exceed 8% without mutual written consent.

4.6 Payment Required for Performance. Provider shall have no obligation to commence or continue Services unless the applicable Retainer and any required deposits have been paid in advance. If any undisputed invoice remains unpaid for more than five (5) business days after Provider’s written notice of non-payment, Provider may suspend Services and withhold deliverables, and, if the amount remains unpaid for a further ten (10) business days, the Designated Officer may resign from his officer role without breach; provided that Provider and the Designated Officer shall cooperate in good faith on an orderly transition notwithstanding any suspension or resignation under this Section 4.6.

4.7 Equity Compensation (Engagement Lead). In addition to the Retainer, and as compensation for his service as the Company’s Chief Financial Officer and Principal Financial Officer, the Engagement Lead (Roman Franklin), individually, shall be granted a non-qualified stock option (the “Option”) to purchase 552,000 shares of the Company’s common stock under the Company’s 2024 Omnibus Equity Incentive Plan (the “Plan”), on the following terms:

(a)	Grant timing. The Company shall formally grant the Option (with Compensation Committee or Board approval and a fully executed award agreement) no later than ten (10) business days after the Effective Date (the date of grant, the “Grant Date”). Vesting shall commence on the Effective Date.

(b)	Exercise price. The per-share exercise price shall equal the Nasdaq closing price of the Company’s common stock on the Grant Date.

(c)	Immediate exercisability; early exercise. All 552,000 shares underlying the Option shall be immediately exercisable in whole or in part from the Grant Date, whether or not then vested (early exercise permitted). Shares acquired on exercise of the then-unvested portion shall be subject to the Company’s right to repurchase the unvested shares, upon termination, at the original exercise price paid (and not fair market value); such repurchase right lapses as the shares vest. The Company shall reasonably cooperate with, and this Section authorizes, an election by Mr. Franklin under Section 83(b) of the Internal Revenue Code with respect to any early-exercised shares.

(d)	Vesting. Subject to Section 4.7(h), the Option shall vest in twelve (12) equal tranches of 46,000 shares - the first tranche on the Effective Date and one tranche on each of the eleven (11) successive thirty (30) day anniversaries thereafter during the Initial Term - until fully vested (552,000 shares).

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(e)	Exercise methods. The Option shall expressly permit both net (cashless) exercise and broker-assisted cashless exercise. Net exercise (withholding shares to cover the exercise price and applicable taxes) shall be available at all times when exercise is legally permissible and shall not require separate discretionary approval from the Compensation Committee or the plan administrator. Broker-assisted cashless exercise shall be available subject to broker and market availability.

(f)	Term. The Option shall expire on the fifth (5th) anniversary of the Grant Date, subject to the maximum term permitted by the Plan.

(g)	Post-termination exercise. Following any termination of the engagement other than for Cause, Mr. Franklin shall have thirty-six (36) months to exercise the vested portion of the Option. This post-termination exercise period shall be extended day-for-day for any period during which exercise is prohibited by law, Company policy, blackout restrictions, lack of an effective registration statement, or the Company’s failure to provide an operational exercise mechanism, subject to the maximum option term permitted by applicable law.

(h)	Acceleration. The Option shall vest in full (i) if the Company terminates the engagement without Cause (as defined in Section 3.8) or the Engagement Lead resigns for Good Reason (as defined in Section 3.8), including any such termination during the Initial Term, and (ii) upon a change in control of the Company. During any paid transition period, the Option shall continue to vest.

(i)	Approval; availability; make-whole. The grant is subject to approval by the Company’s Compensation Committee (or the Board), Section 409A of the Internal Revenue Code, Section 16 reporting (Forms 3 and 4), and applicable Nasdaq and SEC requirements. If the grant is not timely approved, or sufficient shares are not available under the Plan, the Company shall (x) obtain the necessary approvals or additional plan capacity through any other equity award, plan amendment, stockholder approval, or legally permissible arrangement providing substantially equivalent economics, or (y) pay Mr. Franklin a cash amount economically equivalent to the intended Option (a “Make-Whole Payment”). To the extent the Plan does not permit any term expressly required by this Section 4.7, the Company shall use a legally permissible alternative award structure that provides Mr. Franklin substantially equivalent economic and tax benefits, subject to applicable law. Other Provider Personnel may also receive equity compensation from the Company if separately approved by the Compensation Committee. The Option is a related-party and executive-compensation arrangement subject to Section 13.3.

4.8 Scope Assumptions; Change Orders. The Retainer is based on assumptions regarding the volume, complexity, urgency, historical backlog, personnel sufficiency, and regulatory condition of the Company. If any of these materially exceeds those assumptions, Provider may require a written change order, additional personnel, revised deadlines, or a temporary increase in fees, and the affected SLA commitments shall be equitably adjusted.

4.9 Billing Disputes. Any dispute of an invoice must be raised in writing within five (5) business days of receipt, must identify the specific amount and the factual basis for the dispute, and does not excuse timely payment of the undisputed portion. A dispute not raised in good faith and in accordance with this Section shall not prevent Provider from exercising its rights under Section 4.6. The Parties shall resolve disputes promptly through good-faith executive escalation.

4.10 No Setoff. Except for (a) any amount that a final, non-appealable judicial or arbitral decision determines Provider owes Client under Section 9.2 or otherwise under this Agreement, or (b) service credits properly accrued and elected by Client under the SLA in accordance with its terms, the Company shall not withhold, offset, deduct, or recoup any alleged damages, service credits, indemnity, or other claims against any Retainer, event-based fee, expense reimbursement, Early Termination Payment, or other amount due to Provider, all of which shall be paid in full when due.

4.11 Tax Reporting. Provider is responsible for its own income and employment taxes and for issuing any required tax forms to Provider Personnel. The Company shall report and, to the extent required, withhold on compensation it pays directly to a Designated Officer, including income arising from the Option, and shall issue applicable tax forms (for example, a Form 1099 to Provider for the Services, and a Form W-2 or 1099 to a Designated Officer for officer compensation, as the Parties’ advisors determine). The Company shall reasonably cooperate with any Section 83(b) election by the Engagement Lead. Each Party shall bear its own taxes and rely on its own tax advisors; nothing herein constitutes tax advice.

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5. Independent Contractor; Personnel

5.1 Independent Contractor. Provider is an independent contractor of Client. Nothing in this Agreement creates a partnership, joint venture, agency, employer-employee relationship, or franchise between the Parties. Neither Party has authority to bind the other except as expressly authorized in this Agreement.

5.2 No Employee Benefits. Provider Personnel are not entitled to any benefits provided by Client to its employees, including salary, vacation, health insurance, retirement plans, or unemployment insurance, except as expressly provided in this Agreement or any executed SOW.

5.3 Engagement Lead Continuity. Provider shall use commercially reasonable efforts to maintain continuity of the Engagement Lead. If for any reason the Engagement Lead becomes unable to perform, Provider shall propose a qualified replacement with comparable public-company experience within ten (10) business days, subject to Client’s reasonable approval. Pending Client’s approval, Provider shall maintain Service continuity through other Provider Personnel. During any transition period, Provider may designate other Provider Personnel as interim acting officer, subject to Client’s prior consent (not to be unreasonably withheld) and the appointment processes required by applicable Nasdaq and SEC rules.

5.4 Provider Personnel Authority. The Engagement Lead, as the Company’s Chief Financial Officer and Principal Financial Officer (or any successor or interim officer duly appointed pursuant to Section 5.3 and applicable corporate, SEC, and Nasdaq requirements), is authorized to sign filings, certifications, and other documents on Client’s behalf in his officer capacity. The Company’s Principal Accounting Officer (an internal officer of the Client, and in no event the Engagement Lead or any other Provider Personnel) signs periodic-report signature pages and provides sub-certifications in that capacity. All other Provider Personnel serve in non-officer support roles, report to the Engagement Lead, and may prepare, review, and assist with such documents but shall not be designated officers and shall not sign or certify Client’s SEC filings or Section 16 reports unless duly appointed pursuant to Section 5.3.

6. Officer Designation; Principal Financial Officer

6.1 Appointment. Effective on the Effective Date, Client shall appoint the Engagement Lead (Roman Franklin) as Client’s Chief Financial Officer (“CFO”) and Principal Financial Officer (“PFO,” and together with the CFO title, the “CFO/PFO”) for purposes of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and applicable Nasdaq listing rules. Concurrently, the Company’s current Chief Financial Officer, Bradford Amman, shall transition to the role of Principal Accounting Officer. The Company’s Principal Accounting Officer (“PAO”) shall at all times be an internal officer of the Company - currently Brad Amman and, upon hire, the permanent Controller, or such other internal officer as the Board may designate (including the Principal Accounting Officer), so that the Company at all times has a duly designated Principal Accounting Officer for purposes of its periodic reports. In no event shall the Engagement Lead or any other Provider Personnel serve as the PAO. Client shall file any required Form 8-K under Item 5.02 within four business days disclosing the appointment of the Engagement Lead as Chief Financial Officer / PFO and Mr. Amman’s transition. Notwithstanding anything to the contrary, the Engagement Lead shall not be required to accept appointment, sign certifications or filings, or assume officer duties unless and until Provider has completed onboarding diligence reasonably satisfactory to Provider and the conditions in Sections 12.2, 12.3, and 12.4 have been fully satisfied.

6.2 Authority and Duties. The CFO/PFO shall have customary authority over the financial function, treasury, accounting, disclosure controls and procedures, and oversight of internal control over financial reporting, and shall lead the Company’s finance and accounting organization (including the Principal Accounting Officer and the Controller). The Sarbanes-Oxley Section 302 and 906 certifications on periodic reports shall be executed by the Company’s principal executive officer and the Engagement Lead as principal financial officer; the Principal Accounting Officer shall execute the signature pages of the Company’s periodic reports in his capacity as principal accounting officer and shall provide the sub-certifications supporting the Section 302/906 certifications. The Engagement Lead shall be a Section 16 reporting person.

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6.3 Cooperation. Client shall provide the Engagement Lead with timely access to all books, records, personnel, systems, vendors, and information reasonably necessary to perform his function and make required certifications, and shall not withhold or misrepresent material information. Client acknowledges that the Engagement Lead’s ability to certify or sign depends on access to complete and accurate information and the work performance of internal Client staff. The Engagement Lead may decline to approve, sign, certify, authorize, or submit any SEC filing, certification, representation letter, disclosure, press release, or other public communication if, in his good-faith judgment, the information provided is incomplete, inaccurate, unsupported, misleading, subject to unresolved accounting or disclosure issues, or otherwise insufficient to support the requested approval, signature, certification, or filing.

6.4 Resignation. The Engagement Lead may resign from the officer role immediately upon written notice if (a) Client materially fails to comply with Section 6.3 or with Section 12, (b) he determines in good faith that continuation would require him to violate applicable law or professional standards, or (c) this Agreement is terminated. Client shall file any required Form 8-K under Item 5.02 within four business days of such resignation. Such resignation shall not constitute a breach of this Agreement.

7. Confidentiality

7.1 Obligations. Each Party shall (a) hold the other Party’s Confidential Information in strict confidence, (b) use such Confidential Information solely for purposes of performing under this Agreement, (c) protect such Confidential Information with at least the same degree of care it uses to protect its own confidential information of similar importance, but in no event less than a reasonable standard of care, and (d) upon the disclosing Party’s written request or upon termination of this Agreement, promptly return or destroy all Confidential Information in its possession and certify such return or destruction in writing, except for archival copies retained solely as required by law, regulation, or a bona fide document-retention policy and subject to the continuing confidentiality obligations of this Section 7.

7.2 Exclusions. Confidential Information does not include information that (a) is or becomes publicly available through no fault of the receiving Party, (b) was rightfully known to the receiving Party prior to disclosure, (c) is rightfully obtained from a third party without restriction, or (d) is independently developed by the receiving Party without use of the other Party’s Confidential Information.

7.3 Compelled Disclosure. If a Party is compelled by law to disclose Confidential Information, it shall, to the extent permitted, provide prompt written notice to the disclosing Party and reasonable cooperation in seeking a protective order.

7.4 Material Non-Public Information. Provider acknowledges that, in the course of performing the Services, Provider Personnel will receive material non-public information regarding Client. Provider Personnel shall not (i) engage in any transaction in Client securities while in possession of material non-public information, or (ii) disclose or “tip” any material non-public information to any third party for trading or any other improper purpose, and shall comply with Client’s insider trading policy as in effect from time to time.

7.5 Insider Trading Compliance. Client shall provide Provider with its insider trading policy before the Engagement Lead’s appointment as CFO/PFO and any updates thereafter. Provider Personnel shall be added to the Client’s insider list only as appropriate. Client shall provide blackout notices in a timely manner.

7.6 Section 16 Reporting. Client shall be responsible for determining Section 16 status and for preparing and filing any required Section 16 reports (Forms 3, 4, and 5) for the Designated Officer, unless otherwise agreed in writing. Client shall promptly notify the applicable Designated Officer of any such determination and of any blackout periods, insider lists, or pre-clearance procedures applicable to him.

7.7 Survival. The obligations under this Section 7 shall survive termination of this Agreement for a period of five (5) years, except that the obligations with respect to trade secrets shall survive indefinitely.

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7.8 Data Security. Provider shall implement and maintain administrative, technical, and physical safeguards reasonably designed to protect the confidentiality, integrity, and availability of Client Confidential Information and any Client systems Provider Personnel access, consistent with applicable law and prevailing industry practice for providers handling public-company financial and non-public information. Provider shall promptly, and in no event later than forty-eight (48) hours after becoming aware, notify Client in writing of any actual or reasonably suspected unauthorized access to, or acquisition, use, or disclosure of, Client Confidential Information or Client systems (a “Security Incident”), and shall reasonably cooperate with Client’s investigation, remediation, and any regulatory or public disclosure obligations arising from a Security Incident, including Client’s obligations under Item 1.05 of Form 8-K and other applicable SEC cybersecurity disclosure rules. Provider shall maintain cyber liability and privacy liability insurance in amounts reasonably sufficient to cover its obligations under this Section 7.8, and shall provide Client with certificates of such insurance upon request.

8. Intellectual Property

8.1 Client Property. All financial statements, filings, board materials, internal control documentation, policies, procedures, and other work product specifically prepared for Client under this Agreement (collectively, “Client Deliverables”) shall be the sole and exclusive property of Client upon payment of the corresponding fees.

8.2 Provider Property. Provider retains all right, title, and interest in and to its proprietary tools, methodologies, templates, frameworks, software, and know-how, including any AI tooling and prompt libraries, used in performing the Services (collectively, “Provider IP”). Provider grants Client a non-exclusive, royalty-free, perpetual, irrevocable license to use Provider IP solely as embedded in or required to use the Client Deliverables, which license shall survive termination or expiration of this Agreement.

8.3 Reservation. Except as expressly granted herein, neither Party grants the other any license to its intellectual property by implication, estoppel, or otherwise.

8.4 AI Tools and Data. Provider shall not knowingly input Client Confidential Information or material non-public information into publicly available AI tools that use submitted data to train public models, unless approved by Client in writing. Provider may use enterprise-grade AI, automation, and workflow tools that maintain confidentiality and do not train public models on Client data after notifying Client of the specific enterprise-grade tool(s) that will be used. Provider retains all rights to its prompts, workflows, templates, methodologies, and generalized know-how, excluding Client Confidential Information. Provider shall remain primarily responsible and liable for any use of the enterprise-grade AI tools it uses for the term of this engagement.

9. Mutual Indemnification

9.1 Indemnification by Client. Client shall defend, indemnify, and hold harmless Provider, its affiliates, and their respective officers, directors, employees, contractors, and agents (including without limitation the Engagement Lead) from and against any and all claims, losses, damages, liabilities, judgments, settlements, fines, penalties, and expenses (including reasonable attorneys’ fees and costs of investigation) arising out of or relating to (a) any breach by Client of this Agreement, (b) any acts or omissions of Client or its officers, directors, employees, or agents (other than Provider Personnel acting within the scope of this Agreement), (c) any claim by a third party arising out of Client’s business operations, products, or services, (d) any claim, action, or proceeding by or on behalf of any governmental authority (including the SEC, Nasdaq, and any state regulator) or any private party (including any securities class action, derivative action, or short-seller-instigated action) relating to Client’s public disclosures, financial statements, internal controls, related-party transactions, or capital-raising activities, including matters arising before the Effective Date, and (e) any acts or omissions of the Engagement Lead in his capacity as CFO/PFO undertaken in good faith and in the reasonable belief that such acts were in or not opposed to the best interests of Client; provided that Client’s indemnification obligations under clauses (c), (d), and (e) shall not extend to the extent any such claim, loss, or liability arises from Provider’s or any Provider Personnel’s gross negligence, willful misconduct, fraud, or uncured breach of this Agreement.

9.2 Indemnification by Provider. Provider shall defend, indemnify, and hold harmless Client and its affiliates and their respective officers, directors, employees, and agents from and against any and all claims, losses, damages, liabilities, judgments, settlements, and expenses arising out of or relating to (a) any material breach by Provider of this Agreement, (b) the gross negligence or willful misconduct of Provider Personnel in performing the Services, (c) any claim that Provider IP infringes a third party’s intellectual property rights, or (d) any Security Incident caused by Provider’s failure to maintain the safeguards required by Section 7.8.

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9.3 Carve-Outs. Provider’s indemnification obligations under Section 9.2 shall not apply to (a) acts or omissions of the Engagement Lead in the CFO/PFO role taken in good faith and within the scope of this Agreement, which shall be governed by Section 9.1 and Section 12, or (b) any claim, loss, or liability arising from Client’s pre-Effective-Date acts, omissions, disclosures, or controls, including any prior-period restatements, pre-existing material weaknesses, prior-period filings, or related-party transactions consummated before the Effective Date.

9.4 Procedure. The Party seeking indemnification shall (a) promptly notify the indemnifying Party of the claim, (b) cooperate reasonably in the defense, and (c) not settle the claim without the indemnifying Party’s consent (not to be unreasonably withheld). The indemnifying Party shall control the defense using counsel reasonably acceptable to the indemnified Party, provided that the indemnified Party may participate at its own expense. Where the indemnified Party reasonably determines a conflict of interest exists between the Parties in defending against a claim, or where the claim involves an actual or potential SEC, Nasdaq, or other regulatory proceeding against the indemnified Party, the indemnified Party may engage separate counsel of its choosing at the indemnifying Party’s expense.

10. Limitation of Liability

10.1 Cap. EXCEPT FOR (A) BREACHES OF CONFIDENTIALITY UNDER SECTION 7, (B) INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 9 AND 12, (C) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, AND (D) AMOUNTS ACTUALLY RECOVERED UNDER ANY APPLICABLE INSURANCE POLICY (BUT ONLY TO THE EXTENT SUCH RECOVERY DOES NOT INCREASE THE LIABLE PARTY’S LIABILITY BEYOND AMOUNTS OTHERWISE AVAILABLE UNDER SUCH POLICY), EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO PROVIDER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

10.2 Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOST REVENUE, OR BUSINESS INTERRUPTION, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3 No Limit on Officer Indemnification. For the avoidance of doubt, the limitations in this Section 10 shall not apply to Client’s indemnification obligations under Section 9.1 or Section 12 with respect to the Engagement Lead’s acts or omissions in the CFO/PFO role, nor to the statutory or fiduciary duties or liabilities of the Engagement Lead as a corporate officer, which are personal to him and governed by applicable law, Client’s charter and bylaws, the D&O insurance, and the Indemnification Agreement.

11. Insurance

11.1 Provider Insurance. Provider shall maintain, at its own expense, (a) professional liability (errors and omissions) insurance with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, and (b) cyber liability and privacy liability insurance with limits of not less than $2,000,000 per occurrence, covering Security Incidents and breaches of Section 7.8 (Data Security). Upon request, Provider shall provide Client with certificates of insurance evidencing such coverage. The Parties acknowledge that such policies commonly exclude claims arising from an insured’s service as an officer or director of a client, and that protection for the Engagement Lead’s acts as a corporate officer is intended to be provided by Client’s D&O insurance and Section 12.

11.2 Client Insurance. Client shall maintain, at its own expense, directors and officers (D&O) liability insurance covering the Designated Officer (the CFO / PFO) on the same terms and to the same extent as Client’s other Section 16 officers, as further described in Section 12. The internal Principal Accounting Officer shall be covered under the Company’s standard officer D&O and indemnification arrangements.

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12. Officer Indemnification and D&O Coverage

12.1 Officer Indemnification. Client shall indemnify the Designated Officer, in his capacity as Client’s CFO/PFO, to the fullest extent permitted by applicable law and Client’s certificate of incorporation and bylaws, on the same terms as Client’s other officers, including advancement of legal expenses, defense costs, settlements, and judgments arising from any claim, action, or proceeding (whether civil, criminal, administrative, or investigative, and whether brought by or on behalf of Client, the SEC, Nasdaq, a stockholder, or any other party) arising out of or related to his service as a Designated Officer.

12.2 Indemnification Agreement. Concurrently with the execution of this Agreement, Client shall enter into an Indemnification Agreement with the Designated Officer (the Engagement Lead, as CFO/PFO) in the form attached as Exhibit C, providing the same protections that Client provides its other Section 16 officers. If the Designated Officer is replaced pursuant to Section 5.3, Client and the successor shall promptly execute a substantially identical Indemnification Agreement. The internal Principal Accounting Officer shall be provided officer indemnification under the Company’s standard arrangements.

12.3 D&O Insurance. Client shall maintain D&O liability insurance covering the Designated Officer, on the same terms as such coverage applies to Client’s other Section 16 officers, with the following minimums and confirmations:

●	Aggregate policy limit of not less than $5,000,000.

●	Outside-service-provider coverage - coverage for the Designated Officer as a non-employee outside service provider acting as CFO/PFO, including any necessary endorsement confirming that the Designated Officer’s status as a contractor (paid through Provider rather than Client payroll) does not impair or exclude coverage.

●	Prior-acts and tail coverage - prior-acts coverage extending to all acts and omissions of the Designated Officer during the term, plus run-off (tail) coverage of not less than six (6) years following any termination, purchased and paid for by Client at no cost to Provider or the Designated Officer.

●	Side A / B / C and policy details - full policy, including all exclusions, retention amounts, and Side A / B / C coverage details, including pending and prior litigation exclusions, insolvency exclusions, and professional services exclusions.

●	Securities and regulatory coverage confirmations - securities-claim coverage confirmation, SEC investigation coverage confirmation, and short-seller-related litigation coverage confirmation.

●	Disclosure and notice to Provider - Client shall provide Provider with copies of the policy, declarations page, all endorsements, and the broker confirmation before the Designated Officer is appointed, and shall promptly notify Provider of any cancellation, non-renewal, premium non-payment, coverage modification, or other material change.

●	Provider satisfaction precondition - Provider shall have no obligation to proceed with appointment of the Designated Officer unless the policy and confirmations provided under this Section 12.3 are reasonably satisfactory to Provider and its counsel.

12.4 Confirmation Pre-Effective. It is a condition precedent to the Designated Officer’s appointment that Client deliver the items in Section 12.3 to Provider, together with a written confirmation from Client’s D&O broker that the policy covers the Designated Officer as described.

12.5 No Exclusion of Other Rights. The rights conferred under this Section 12 shall not be exclusive of any other rights to which a Designated Officer may be entitled under any other agreement, vote of stockholders or directors, applicable law, or otherwise.

13. Conflicts of Interest

13.1 Existing Engagements. Client acknowledges that Provider provides similar services to other clients, including other public microcap companies. Provider represents that, as of the Effective Date, there are no material conflicts of interest involving Provider’s other engagements known to Provider that would reasonably be expected to interfere with the Services.

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13.2 Future Engagements. During the term of this Agreement, Provider shall not accept any new engagement that, in Provider’s reasonable judgment, would create a material conflict of interest with respect to Client. Provider shall promptly disclose any such potential conflict to Client.

13.3 Related-Party Acknowledgement. The Parties acknowledge that the engagement of Provider, whose principal serves as Client’s CFO/PFO, is a related-party arrangement. Client represents that this Agreement has been reviewed and approved by Client’s Audit Committee and/or disinterested directors, and that Client shall make any related-party and executive-compensation disclosures required by SEC rules and Nasdaq listing standards.

13.4 Other Engagements of the Engagement Lead. The Company acknowledges that the Engagement Lead and other Provider Personnel provide fractional and interim finance-leadership services to other companies, and nothing in this Agreement restricts the Engagement Lead from serving as an officer, including Chief Financial Officer or Principal Financial Officer, of other companies, provided the Engagement Lead continues to satisfy his obligations under this Agreement and discloses any material conflict of interest under Section 13.2.

14. Notices

All notices under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by nationally recognized overnight courier, or (c) sent by email with confirmation of receipt, in each case to the addresses set forth below or such other address as a Party may designate by notice:

To Provider: The CFO Portal, LLC, Attn: Roman Franklin, CEO, 21620 State Road 19, Howey in the Hills, FL 34737, with email copy to ceo@thecfoportal.com.

To Client: Vivos Therapeutics, Inc., Attn: R. Kirk Huntsman, Chairman & CEO, 7921 Southpark Plaza, Suite 210, Littleton, CO 80120, with email copies to kirk@vivoslife.com and to the Chair of the Audit Committee, Leonard (Lenny) Sokolow, at lenny.sokolow@skyx.com.

15. Compliance with Laws

15.1 Generally. Each Party shall comply with all applicable federal, state, and local laws, rules, and regulations in connection with this Agreement, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, applicable Nasdaq listing rules, and applicable privacy and data-protection laws.

15.2 Cooperation with Regulators. Each Party shall cooperate reasonably with any inquiry, investigation, or examination by the SEC, Nasdaq, or any other regulatory authority arising out of or related to the Services. The provisions of Section 12 shall apply to expenses incurred by the Engagement Lead in connection with any such cooperation.

15.3 Books and Records; Regulatory Access. Upon termination or expiration of this Agreement, Provider shall promptly deliver to Client (or its designee) all such books, records, and work papers, and all Client Deliverables, in a usable format, to facilitate an orderly transition to a successor Chief Financial Officer or internal personnel.

16. Miscellaneous

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of laws principles.

16.2 Venue; Dispute Resolution. Any dispute arising out of or related to this Agreement shall be resolved in the state or federal courts located in Denver, Colorado, and each Party consents to the exclusive jurisdiction and venue of such courts.

16.3 Relationship to Indemnification Agreement. Notwithstanding Sections 16.1 and 16.2, the Indemnification Agreement attached as Exhibit C is governed by, and disputes arising under it are subject to, its own governing-law and forum provisions (the laws of the State of Delaware and the exclusive jurisdiction of the Delaware Court of Chancery). Any dispute concerning the Engagement Lead’s rights or the Company’s obligations as to officer indemnification, advancement of expenses, or D&O coverage shall be governed exclusively by the Indemnification Agreement and resolved in the Delaware forum, while all other disputes arising out of or related to this Agreement shall be governed by Colorado law and resolved in the Colorado forum. To the extent a single dispute implicates both, each such Agreement shall govern its own subject matter, and neither the choice of law nor the forum of one shall be construed to waive or modify that of the other.

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16.4 Entire Agreement. This Agreement, together with the Exhibits hereto and any executed SOWs, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

16.5 Amendments. This Agreement may be amended only by a written instrument signed by authorized representatives of both Parties.

16.6 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, except that either Party may assign this Agreement to a successor in connection with a merger, acquisition, or sale of substantially all of its assets, provided that the assignee assumes all obligations hereunder. Provider may terminate this Agreement upon thirty (30) days’ written notice following any merger, acquisition, change of control, or sale of substantially all of Client’s assets; provided that Provider shall, upon Client’s request, continue to provide the Services on the terms of this Agreement for up to an additional sixty (60) days following such notice to permit an orderly transition to a successor Chief Financial Officer, and Provider shall cooperate in good faith with Client’s and any successor’s reasonable transition requests.

16.7 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

16.8 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay in exercising any right shall operate as a waiver thereof.

16.9 Force Majeure. Neither Party shall be liable for any delay or failure to perform due to causes beyond its reasonable control, provided the affected Party gives prompt notice and uses commercially reasonable efforts to resume performance.

16.10 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.11 Independent Counsel. Each Party acknowledges that it has had the opportunity to consult with independent legal counsel of its own choosing in connection with this Agreement and that it enters into this Agreement freely and voluntarily.

17. Limitations on Provider’s Role

Provider is not acting as a broker, dealer, placement agent, finder, underwriter, investment banker, legal counsel, or securities counsel. Provider shall not solicit investors, recommend securities transactions to investors, negotiate securities sales for transaction-based compensation, receive success fees based on financing proceeds, or perform activities requiring broker-dealer registration. Capital markets support shall be limited to CFO-level financial analysis, capital planning, management materials, diligence support, banker coordination, investor presentation support, and coordination with Client’s licensed broker-dealers, investment bankers, legal counsel, auditors, and other advisors.

18. Representations and Warranties

18.1 Client Representations and Warranties. Client represents and warrants to Provider, as of the Effective Date and on a continuing basis throughout the term, that:

●	Client has full corporate power and authority to enter into this Agreement, to appoint the Engagement Lead as Chief Financial Officer and Principal Financial Officer, and to designate an internal officer of the Company (currently Bradford Amman or, upon hire, the permanent Controller, or another internal officer duly designated by the Board) as Principal Accounting Officer, and all required Board, Audit Committee, and (for the Option) Compensation Committee approvals have been or will be obtained.

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●	Client has disclosed to Provider all known material facts relevant to the engagement, including all material weaknesses, significant deficiencies, auditor disputes, management letters, SEC comments, Nasdaq notices, late filings, restatements, litigation, investigations, subpoenas, related-party transactions, debt defaults, covenant defaults, pending financings, equity commitments, and going-concern issues of which Client is aware.

●	Client’s prior SEC filings are accurate in all material respects to Client’s knowledge.

●	Client will maintain qualified finance and accounting personnel sufficient to support the PFO/PAO function.

●	Client will not request that Provider or the Engagement Lead make, approve, sign, or certify any disclosure, filing, certification, or representation that Client knows or reasonably should know to be misleading.

●	Client will retain qualified securities counsel, independent auditors, tax advisors, valuation specialists, and other professional advisors as reasonably required to support the Services.

18.2 Provider Representations and Warranties. Provider represents and warrants to Client, as of the Effective Date and on a continuing basis throughout the term, that:

●	Provider has full power and authority to enter into this Agreement and to perform the Services, and the individual executing this Agreement on Provider’s behalf is duly authorized to do so.

●	Neither Provider nor any Provider Personnel (including the Engagement Lead) is subject to any order, judgment, decree, suspension, bar, or disqualification by the SEC, PCAOB, Nasdaq, FINRA, or any state securities or accountancy regulator, and none of them is subject to a “bad actor” disqualification under Rule 506(d) of the Securities Act, Section 15(b) of the Exchange Act, or any similar disqualification provision.

●	Neither Provider nor any Provider Personnel has been convicted of, or is the subject of any pending charge involving, fraud, dishonesty, or a breach of fiduciary duty, or any securities-law violation.

●	Provider Personnel assigned to the Services, including the Engagement Lead, possess the requisite skill, experience, and any licenses or professional credentials reasonably necessary to perform the Services in a professional and workmanlike manner consistent with prevailing industry standards for providers of outsourced CFO and financial-reporting services to Nasdaq-listed companies.

●	Provider has disclosed to Client all material conflicts of interest known to Provider as of the Effective Date, and shall promptly disclose any material conflict of interest arising during the term.

●	Provider will comply, and will cause Provider Personnel to comply, with all applicable laws in performing the Services, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, applicable Nasdaq listing rules, and applicable data-protection and privacy laws.

●	The Provider IP does not, to Provider’s knowledge, infringe, misappropriate, or violate any third party’s intellectual property rights.

19. Public Disclosure Review Rights

Client shall use reasonable efforts to provide Provider and the Engagement Lead a reasonable opportunity to review and comment on any Form 8-K, press release, proxy statement, registration statement, periodic report, investor presentation, or other public disclosure that names or describes Provider, the Engagement Lead, this Agreement, the Services, compensation, appointment, resignation, or any related matter, not less than twenty-four (24) hours before filing or release in the ordinary course, or as soon as reasonably practicable for time-sensitive disclosures; provided that Client shall retain sole and final authority and responsibility for the content, timing, and filing of all public disclosures, and nothing in this Section 19 shall delay, condition, or impair Client’s ability to make any disclosure required by applicable law, SEC rule, or Nasdaq listing standard.

Client shall use reasonable efforts to provide Provider and the Engagement Lead a reasonable opportunity to review and comment on any characterization of a resignation, refusal to certify, disagreement, or dispute involving Provider or the Engagement Lead before such characterization is made public, except where Client’s counsel determines that applicable law, SEC rule, or Nasdaq listing standard requires disclosure on a shorter timeframe, in which case Client shall provide Provider and the Engagement Lead notice and an opportunity to comment as far in advance as reasonably practicable under the circumstances.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE CFO PORTAL, LLC		VIVOS THERAPEUTICS, INC.

By:	/s/ Roman Franklin	By:	/s/ R. Kirk Huntsman
Name:	Roman Franklin	Name:	R. Kirk Huntsman
Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer
Date:		Date:

Client signatory to be an authorized director or officer other than the incoming Engagement Lead, given the related-party nature of the engagement; Board and Audit Committee approvals to be reflected in resolutions.

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EXHIBIT A

STATEMENT OF WORK NO. 1

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Vivos Therapeutics, Inc.

This Statement of Work No. 1 (this “SOW”) is entered into pursuant to the Master Services Agreement (the “Agreement”) dated July 31, 2026 between The CFO Portal, LLC (“Provider”) and Vivos Therapeutics, Inc. (“Client”). Capitalized terms not defined herein have the meanings set forth in the Agreement.

1. Engagement Context

1.1 Client’s Internal Finance Team. Client maintains an internal finance and accounting team consisting of: Principal Accounting Officer (currently filled by Bradford Amman, formerly Chief Financial Officer); two Accounting Managers (currently filled by Matthew White, CPA, and Leanne Grubb, CPA); Manager, FP&A (currently filled by Marty Hoffman); two Senior Accountants (currently filled by Matthew Sullivan and Kathleen Victor); Payroll Accountant (currently filled by Danielle Solano); two Accounts Payable Specialists (currently filled by Elonca Richardson and Janice Brown); and any other accounting staff (collectively, the “Client Finance Team”). The Company’s Principal Accounting Officer is an internal officer of the Company - currently Brad Amman; the permanent Controller is a new-hire position to be filled and will serve as principal accounting officer upon hire. In no event shall the Engagement Lead or any other Provider Personnel serve as Principal Accounting Officer. The Services under this SOW are designed to supply permanent senior CFO leadership and to lead and coordinate the Client Finance Team in clearing the close backlog and bringing filings current.

1.2 Provider Personnel. Provider shall make available Roman Franklin as Engagement Lead and as Client’s Chief Financial Officer and Principal Financial Officer (PFO) pursuant to Section 6 of the Agreement, who, with the Company’s principal executive officer, will execute Sarbanes-Oxley Section 302 / 906 certifications on periodic reports filed during the term, serve as the senior finance officer interfacing with the Board, Audit Committee, independent auditor, Nasdaq, the SEC, and the capital markets, and lead the Client Finance Team (including the Principal Accounting Officer and the Interim Controller / Controller). Mr. Franklin is the Designated Officer; the Principal Accounting Officer is an internal officer of the Client (currently Brad Amman, and the permanent Controller upon hire) and not Provider Personnel. In no event shall the Engagement Lead or any other Provider Personnel serve as Principal Accounting Officer.

1.3 Reporting Lines. The Client Finance Team, including the Principal Accounting Officer and the Interim Controller / Controller, reports to the Engagement Lead (CFO/PFO). Client shall file the required Form 8-K within four business days of the Effective Date disclosing (i) the Engagement Lead’s appointment as CFO/PFO and (ii) Mr. Amman’s transition to Principal Accounting Officer.

2. Division of Responsibilities

The following matrix governs the work covered by this SOW. “Lead” means the named party owns execution and is accountable for completion; “Review” means the named party reviews and approves the deliverable produced by the Lead; “Support” means the named party assists, supplies inputs, or provides expertise but is not the Lead.

Workstream	Provider (CFO Portal)	Client (internal team)
Officer certifications & report signatures	Lead - CFO/PFO (Franklin) executes SOX 302/906 with the CEO; the Company’s internal Principal Accounting Officer (Brad Amman now; the permanent Controller upon hire) signs periodic-report signature pages and provides sub-certifications	Support - Finance Team supplies sub-certifications and inputs
Disclosure controls and procedures	Lead - CFO/PFO chairs Disclosure Committee; Principal Accounting Officer co-leads	Support - Finance Team and counsel as members
Month-end close and close backlog (May 2026 forward)	Lead - Principal Accounting Officer owns close; CFO/PFO reviews package	Support - Accounting Managers and staff accountants execute

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Workstream	Provider (CFO Portal)	Client (internal team)
Reconciliations (bank, intercompany, GL-to-subledger)	Review - Principal Accounting Officer reviews	Lead - Accounting Managers / staff accountants perform
Routine technical accounting support (SCN, debt/preferred, going concern, ASC 606)	Lead - Principal Accounting Officer with the CFO/PFO; complex or enumerated technical memoranda are event-based under Section 4.2	Support - Accounting Managers / FP&A Manager supply data
Form 10-Q and 10-K drafting and review	Lead - Principal Accounting Officer coordinates financials & footnotes with the Interim Controller or permanent Controller, as applicable, serving as PAO; CFO/PFO (Franklin) reviews, approves, and certifies with the CEO	Support - Accounting Managers / FP&A Manager supply schedules
Form 8-K drafting (coordination)	Lead - Engagement Lead coordinates business and disclosure inputs; securities counsel leads legal drafting and filing legality; EDGAR filing by Client, counsel, or filing agent	Support - Finance Team as needed
Internal control / material-weakness remediation (roadmap)	Lead - Principal Accounting Officer designs and oversees; Engagement Lead approves (extensive remediation projects event-based under Section 4.2)	Support - Finance Team executes new controls
13-week cash forecast and liquidity monitoring	Lead - Engagement Lead	Support - Manager, FP&A builds/maintains; Finance Team supplies AR/AP
FP&A, budget, board KPI dashboard	Review - Engagement Lead reviews	Lead - Manager, FP&A prepares
Department-level P&Ls (CEO milestone)	Review - Engagement Lead / Principal Accounting Officer review	Lead - Finance Team prepares with Provider methodology
Accounts payable processing and vendor payments	Out of scope - no Provider execution	Lead - AP Clerks under Principal Accounting Officer oversight
Payroll processing (bi-weekly, tax, W-2/1099)	Out of scope for execution; Engagement Lead reviews officer-comp and accruals	Lead - Payroll Clerk
Independent auditor relationship and PBC management	Lead - Engagement Lead primary contact; Principal Accounting Officer owns PBC execution	Support - Finance Team
Nasdaq continued-listing compliance & remediation (bid-price, stockholders’ equity, reverse split) - within Retainer	Lead - Engagement Lead	Support - Finance Team / counsel
Capital raises & financing support (equity and debt) - within Retainer, subject to Section 17	Lead - Engagement Lead, alongside CEO	Support - Finance Team on diligence

All capital markets, investor relations, financing, registration statement, proxy, and SEC comment-response support under this SOW is subject to Section 17 (Limitations on Provider’s Role) of the Agreement.

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3. Provider Deliverables - First 90 Days

Subject to Client’s timely cooperation and the Client Finance Team’s timely execution of supporting tasks, Provider shall deliver the following during the first ninety (90) days of the Initial Term. Inclusion of an item in this plan does not change its fee treatment: to the extent any deliverable constitutes event-based work under Section 4.2 of the Agreement (as itemized in SOW Section 7.2), Provider’s obligation to perform it is subject to a signed change order and agreed separate pricing, and it is not covered by the Retainer.

Phase	Deliverables
Days 1-30 - Appoint & Stabilize	Appointment of the Engagement Lead as CFO/PFO and Mr. Amman’s transition to Principal Accounting Officer, with Form 8-K Item 5.02 (subject to Sections 12.2-12.4); 13-week cash forecast and liquidity floor / trigger framework; completion of the May/June 2026 close and accurate financial statements; evaluation of the Client Finance Team and launch of Controller recruiting; controls inventory mapped to financial-statement assertions; related-party transaction pre-approval policy; auditor coordination protocol; preliminary department-level P&Ls; initial Audit Committee written report.
Days 31-60 - Diagnose	Close of May and June 2026; preparation, filing, and certification of the Q2 Form 10-Q (target August 14 or NT extension) by the CFO/PFO and the Principal Accounting Officer; material-weakness remediation roadmap; Nasdaq bid-price and minimum-stockholders’-equity compliance and remediation (including reverse-split planning as needed) and capital-raise / financing support (within Retainer scope, subject to Section 17); FY26 reforecast. Complex technical memoranda and any restatement work are event-based under Section 4.2.
Days 61-90 - Reset	Filing of any remaining overdue periodic report and the current 10-Q under a new disclosure-committee posture; permanent Controller recruiting plan (or confirmation of interim structure); documented monthly close calendar; board KPI dashboard implemented; ERP (NetSuite) evaluation and recommendation; continued Nasdaq compliance execution; investor narrative and earnings-call Q&A refresh.

4. Recurring Deliverables

Deliverable	Cadence
Disclosure Committee meeting and memo	Before each Form 10-Q and 10-K filing
Form 10-Q review and PFO/PAO certification	Quarterly
Form 10-K review and PFO/PAO certification	Annually
Form 8-K business and disclosure input (coordination only; legal drafting and EDGAR filing by counsel, Client, or filing agent)	As triggered (within applicable SEC deadlines)
Audit Committee written report	Quarterly, 3 calendar days before each AC meeting
Board package and CFO report (KPI, cash, listing-compliance)	Monthly, 3 calendar days before each board meeting
13-week cash forecast	Weekly during the first 90 days; biweekly thereafter unless cash trigger activated
Quarterly reforecast and variance bridge	Quarterly
Auditor coordination calls and PBC oversight	Weekly during fieldwork, biweekly otherwise
Annual operating plan refresh	Annually, ahead of fiscal year start

5. On-Site Cadence

5.1 Standard Cadence. The Engagement Lead (CFO/PFO) shall be on-site at Client’s Littleton, CO facility as reasonably required (including around monthly close completion, audit fieldwork, Board / Audit Committee meetings, and filing deadlines), but in no event less than three (3) business days per calendar quarter, except during the first two (2) quarters when Engagement Lead will be on-site twice for at least three (3) business days per occurrence.

5.2 Critical Periods. During the five (5) calendar days preceding any 10-Q or 10-K filing deadline, audit fieldwork weeks, board and audit committee meeting weeks, and earnings release periods, the Designated Officer shall be on-site or remotely available as reasonably required.

5.3 Team Coordination. Provider and the Client Finance Team shall hold a weekly coordination call with Controller, Principal Accounting Officer, and Managers, and a biweekly full finance-team meeting.

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6. Client Responsibilities and Dependencies

Without limiting Section 6.3 of the Agreement, Client shall: maintain the Client Finance Team in their roles with prompt notice of material changes; provide the Engagement Lead and Principal Accounting Officer full administrative and reporting access to the GL, ERP (NetSuite), expense management, banking portals, and other systems; cause the Client Finance Team to deliver workpapers, footnotes, and reconciliations to the review queue on the close and disclosure calendar; provide sub-certifications to the Engagement Lead for each SOX 302/906 certification; promptly notify the Engagement Lead of any actual or suspected fraud, error, or control deficiency; and engage external tax advisors, counsel, valuation specialists, and SOX consultants as reasonably recommended and at Client’s expense. Provider shall not be responsible for delays, missed SLAs, increased costs, or inability to certify resulting from Client personnel turnover, vacancy, lack of cooperation, insufficient competence, or failure to timely complete assigned responsibilities.

7. Fees Specific to this SOW

7.1 Retainer. The fixed monthly retainer of $27,000 set forth in Section 4.1 of the Agreement covers the Services of the Engagement Lead as Client’s Chief Financial Officer and Principal Financial Officer (Roman Franklin), engaged and compensated by Provider on an independent-contractor (1099) basis. The Retainer covers ordinary-course recurring CFO leadership and reporting oversight, as well as capital raises and financing support, Nasdaq continued-listing remediation, and reverse stock-split planning and execution (subject to Section 17). Technical accounting memoranda and other extraordinary, non-recurring, transaction-driven, remedial, delayed, or historical cleanup work are event-based under Section 4.2 / Section 7.2.

7.2 Event-Based Fees. The following anticipated event-based work shall be priced separately, in each case scoped via a written change order signed by both Parties before commencement:

●	Late-filing remediation and preparation of overdue periodic reports; restatement of any historical period.

●	SEC comment-letter response and amendments beyond ordinary cycle response.

●	Complex equity or debt classification analysis and related technical accounting for financing instruments (for example, the Streeterville and V-Co / New Seneca instruments).

●	M&A diligence, integration, and purchase accounting beyond ordinary support.

●	Internal investigation or whistleblower matter; response to SEC enforcement inquiry; short-seller-related litigation response.

●	Replacement or transition of the independent auditor beyond ordinary onboarding; XBRL / EDGAR filing-agent coordination beyond ordinary review.

●	Technical accounting memos covering warrants, derivatives, convertible debt, preferred stock, stock-based compensation, leases, impairment, going concern, and business combinations.

7.3 Equity Compensation. In addition to the Retainer, the Engagement Lead (Roman Franklin), individually, shall receive the Option described in Section 4.7 of the Agreement. Other Provider Personnel may also receive equity compensation from the Company if separately approved by the Company’s Compensation Committee.

8. Term of this SOW

This SOW shall be co-terminous with the Agreement. Termination of this SOW or the Agreement shall be governed by Section 3 of the Agreement, including the protection of the Engagement Lead’s engagement (Section 3.7) and the limitation that the Agreement may be terminated only for Cause or by non-renewal (Section 3.3).

ACKNOWLEDGED AND AGREED:

THE CFO PORTAL, LLC		VIVOS THERAPEUTICS, INC.

By:	/s/ Roman Franklin	By:	/s/ R. Kirk Huntsman
Name:	Roman Franklin	Name:	R. Kirk Huntsman
Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer
Date:		Date:

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EXHIBIT B

SERVICE LEVEL AGREEMENT

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Vivos Therapeutics, Inc.

This Service Level Agreement (this “SLA”) sets forth the performance standards Provider commits to in delivering the Services. Capitalized terms not defined in this SLA have the meanings given in the Agreement.

1. Service Hours and Availability

1.1 Standard Hours. Provider Personnel shall be available during standard business hours of 7:00 a.m. to 3:00 p.m. Mountain Time, Monday through Friday, excluding federal holidays and NYSE market holidays. On occasion, Provider may flex hours by working weekends or during other time windows.

1.2 Extended Coverage. During Critical Periods (the five (5) calendar days preceding any 10-Q or 10-K filing deadline, audit fieldwork weeks, board and audit committee meeting weeks, and earnings release periods), Provider Personnel shall be reasonably available outside Standard Hours, including evenings and weekends as required.

1.3 After-Hours Emergency. Provider shall maintain an after-hours contact protocol for time-sensitive matters (Section 2.1, Severity 1).

2. Response Time Standards

The Engagement Lead (or designee) shall acknowledge inbound requests within the timeframes below.

Severity	Examples	Acknowledgment	Resolution Target
Severity 1 - Urgent	Imminent filing deadline; auditor or SEC inquiry; Nasdaq compliance notice; suspected material misstatement; market-moving disclosure event	Within 3 hours	As soon as reasonably practicable, with continuous engagement until resolved
Severity 2 - High	Audit committee or board request; auditor PBC item; capital-raise or investor inquiry; close blocker	Within 6 business hours	Within 2 business days
Severity 3 - Routine	Standard accounting question; FP&A request; vendor or policy inquiry; routine document request	Within 1 business day	Within 5 business days

3. Filing and Reporting Deliverables

Deliverable	Timing Commitment	Notes
Monthly Close	Completed by Business Day 10 of the following month (once backlog cleared)	Preliminary GL close, reconciliations, flux analysis, management report
Form 10-Q Draft	Initial draft to Disclosure Committee 7 calendar days before filing deadline	Final auditor-cleared draft 2 business days before filing
Form 10-K Draft	Initial draft to Disclosure Committee 10 business days before filing deadline	Final auditor-cleared draft 3 business days before filing
Form 8-K (Item 2.02 / 5.02 / Other)	Provider supplies business and disclosure inputs on a timeline that supports filing within the applicable SEC deadline (generally 4 business days); legal drafting and EDGAR filing by counsel, Client, or filing agent	Earnings 8-K coordinated with press release timing
Board Meeting Materials	Delivered 3 calendar days before each board meeting	CFO report, KPI dashboard, cash forecast, listing-compliance check
Audit Committee Report	Quarterly, 3 calendar days before each AC meeting	Audit status, controls remediation, key accounting matters, related-party transactions
13-Week Cash Forecast	Weekly during first 90 days; biweekly thereafter unless cash trigger activated	Weekly cadence re-activates if cash falls below agreed floor
Disclosure Committee Memo	Issued before each 10-Q and 10-K filing	Documents disclosure controls assessment and material disclosures

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Dependent milestones; efforts standard. All dates and timeframes in this SLA are dependent milestones and not guarantees of outcome. Provider is responsible only for commercially reasonable efforts within its assigned responsibilities and is not responsible for delays or failures attributable to Client, its personnel, auditors, counsel, vendors, regulators, historical deficiencies, or other matters outside Provider’s reasonable control.

4. Escalation Procedures

4.1 Primary Contact. Day-to-day contact for the engagement is the Engagement Lead or the Principal Accounting Officer.

4.2 Escalation Path. If a Severity 1 or Severity 2 matter is not acknowledged within the timeframe in Section 2, Client may escalate to Provider’s CEO at ceo@thecfoportal.com.

4.3 Backup Coverage. If the Engagement Lead is unavailable for more than two (2) consecutive business days outside of pre-notified time off, Provider shall designate an interim contact (including the Principal Accounting Officer) with sufficient familiarity with Client’s matters to handle Severity 1 and Severity 2 items.

5. Performance Reporting and Service Credits

5.1 Quarterly Review. Provider shall deliver a quarterly performance report summarizing deliverables produced, SLA compliance, open items, and recommended adjustments.

5.2 Service Credits. If Provider materially and repeatedly fails to meet the response or delivery timeframes in Sections 2 or 3, solely and directly as a result of Provider’s own failure (and not, in whole or in part, due to Client, its personnel, auditors, counsel, vendors, regulators, historical deficiencies, or Force Majeure), and Provider fails to cure within a reasonable period after written notice, then Provider shall, at Client’s election, (a) issue a service credit equal to 3% of that month’s Retainer, or (b) provide additional services of equivalent value at no additional cost. A related series of delays arising from the same or related cause constitutes a single event. Service credits: (i) shall not exceed 15% of that month’s Retainer; (ii) do not apply to any regulatory, filing, audit, or legal outcome; (iii) may not be set off against amounts otherwise due unless mutually agreed in writing; (iv) are Client’s sole and exclusive remedy for SLA misses (except in cases of Provider’s gross negligence or willful misconduct); and (v) must be claimed in writing within thirty (30) days after the end of the month in which the miss occurred, failing which they are waived.

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EXHIBIT C

INDEMNIFICATION AGREEMENT

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Vivos Therapeutics, Inc.

This Indemnification Agreement (this “Agreement”) is made and entered into as of July 31, 2026 (the “Effective Date”), by and between Vivos Therapeutics, Inc., a Delaware corporation (the “Company”), and Roman Franklin (“Indemnitee”), serving as the Company’s Chief Financial Officer and Principal Financial Officer.

RECITALS

WHEREAS, the Company desires to attract and retain talented and experienced individuals to serve as officers and recognizes that such individuals are reluctant to serve without adequate protection from personal liability; and

WHEREAS, Indemnitee, as a designated outside-service-provider Chief Financial Officer and Principal Financial Officer of the Company under the Master Services Agreement between the Company and The CFO Portal, LLC dated July 31, 2026 (the “Master Services Agreement”), is being asked to take on responsibilities that expose Indemnitee to potential personal liability under the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, applicable Nasdaq listing rules, and other applicable laws; and

WHEREAS, the Board of Directors has determined that the indemnification of and advancement of expenses to Indemnitee is reasonable and prudent and serves the best interests of the Company and its stockholders; and

WHEREAS, the Company’s certificate of incorporation and bylaws permit the Company to indemnify and advance expenses to its officers to the fullest extent permitted by Delaware law.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Indemnitee agree as follows:

1. Definitions

1.1 “Corporate Status” means the status of a person who is, was, or becomes an officer of the Company in any capacity, including Indemnitee’s service as a Designated Officer of the Company pursuant to the Master Services Agreement.

1.2 “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating and printing costs, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling, or otherwise participating in a Proceeding, including any tax imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

1.3 “Indemnifiable Event” means any event or occurrence related to the fact that Indemnitee is or was an officer of the Company, or by reason of any action taken or not taken by Indemnitee while acting in his Corporate Status.

1.4 “Independent Counsel” means a law firm, or a member of a law firm, experienced in corporation law and neither presently nor in the past five (5) years retained to represent the Company or Indemnitee.

1.5 “Proceeding” means any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution mechanism, formal or informal hearing, inquiry, or investigation, whether civil, criminal, administrative, or investigative, in which Indemnitee was, is, or will be involved by reason of an Indemnifiable Event, including SEC comment processes, informal SEC inquiries, Nasdaq inquiries, document requests, subpoenas, interviews, Wells-related matters, internal investigations, and stockholder demands.

2. Service to the Company

Indemnitee will serve in his designated officer capacity (Chief Financial Officer and Principal Financial Officer) at the will of the Company and consistent with the Master Services Agreement. Indemnitee may resign at any time and for any reason in accordance with the Master Services Agreement. This Agreement shall not be construed as giving Indemnitee any right to continued service with the Company.

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3. Indemnification

3.1 General. Subject to this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by applicable law, against all Expenses, judgments, fines, penalties, ERISA excise taxes, and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any Proceeding by reason of an Indemnifiable Event, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

3.2 Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee, to the fullest extent permitted by law, against all Expenses actually and reasonably incurred in connection with any Proceeding by or in the right of the Company, if Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

3.3 Successful Party; Witness; Partial. To the extent Indemnitee is successful on the merits or otherwise, or is a witness by reason of an Indemnifiable Event, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred. If Indemnitee is entitled to indemnification for a portion but not the total amount, the Company shall indemnify for the portion to which Indemnitee is entitled.

3.4 Scope of Covered Matters. For the avoidance of doubt, indemnification and advancement under this Agreement extend to any Proceeding or matter arising from Indemnitee’s execution of Sarbanes-Oxley Section 302 and 906 certifications, and to Indemnitee’s participation in interviews, testimony, document preservation and production, and cooperation with any regulatory or internal investigation, in each case by reason of his Corporate Status.

3.5 Settlement. The Company shall not settle any Proceeding in a manner that imposes on Indemnitee any admission of wrongdoing, personal monetary payment, injunctive or other restriction, or adverse reputational statement, without Indemnitee’s prior written consent.

3.6 Contribution. If indemnification under this Agreement is unavailable to Indemnitee for any reason, the Company shall contribute to the amounts paid or payable by Indemnitee in such proportion as is appropriate to reflect the relative benefits and relative fault of the Company and Indemnitee, with the Company’s contribution maximized to the fullest extent permitted by law.

4. Advancement of Expenses

4.1 Advancement. The Company shall advance, to the fullest extent permitted by law, all Expenses incurred by Indemnitee in connection with any Proceeding within ten (10) business days after receipt of a written request, whether or not a determination to indemnify has been made. Such advancement shall be unsecured and interest-free and made without regard to Indemnitee’s ability to repay.

4.2 Undertaking. Indemnitee undertakes to repay any advanced Expenses to the extent it is ultimately determined by a final, non-appealable judicial decision that Indemnitee is not entitled to indemnification. This undertaking is an unlimited general obligation but is not secured and requires no cash collateral.

4.3 Advancement During Dispute. The Company’s obligation to advance Expenses shall continue during the pendency of any dispute regarding Indemnitee’s entitlement to indemnification or advancement, until a final, non-appealable determination that Indemnitee is not entitled.

4.4 Enforcement. If Indemnitee is required to bring any action to enforce rights or to collect amounts due under this Agreement and is successful in whole or in part, the Company shall indemnify Indemnitee against all Expenses incurred in connection with such enforcement action.

5. Procedures; Presumptions

5.1 Notification and Determination. Indemnitee shall notify the Company of any Proceeding as soon as reasonably practicable; failure to notify relieves the Company only to the extent materially prejudiced. Any required determination of entitlement shall be made by a majority of Disinterested Directors, a committee thereof, Independent Counsel, or the stockholders. If by Independent Counsel, Indemnitee selects counsel subject to the Company’s reasonable approval, at the Company’s expense; if a conflict exists, Indemnitee may select separate counsel at the Company’s expense.

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5.2 Presumption. In making any determination, the person making it shall presume that Indemnitee is entitled to indemnification if a request has been submitted, and the Company shall bear the burden of proof to overcome that presumption. Termination of a Proceeding by judgment, settlement, conviction, or plea shall not of itself create a presumption that Indemnitee did not act in good faith.

5.3 Reliance. Indemnitee shall be deemed to have acted in good faith if his action is based on the Company’s records or financial statements, information supplied by officers, advice of counsel, or reports of an independent accountant, appraiser, or other expert selected with reasonable care.

6. Directors’ and Officers’ Liability Insurance

6.1 D&O Insurance. The Company shall obtain and maintain D&O insurance with reputable insurers providing Indemnitee coverage for losses arising from any actual or alleged wrongful act, with Indemnitee covered as an insured on terms and benefits at least as favorable as those provided to the most-favorably-insured directors or officers.

6.2 Outside-Service-Provider Coverage; Tail. The Company shall ensure the policy explicitly covers Indemnitee as a non-employee outside service provider serving as Chief Financial Officer / PFO, including any necessary endorsement, and shall maintain or purchase run-off (tail) coverage for not less than six (6) years following termination of Indemnitee’s service, at the Company’s expense.

6.3 Security. Upon a change in control of the Company, or if the Company becomes or is reasonably likely to become financially distressed or insolvent, the Company shall, upon Indemnitee’s request, establish and fund a trust, escrow, or letter of credit in an amount sufficient to satisfy the Company’s reasonably anticipated indemnification and advancement obligations to Indemnitee.

7. Exceptions

Notwithstanding any other provision, the Company shall not indemnify Indemnitee: (a) for amounts actually paid under an insurance policy (except any excess); (b) for an accounting of profits under Section 16(b) of the Exchange Act; (c) where a final, non-appealable judicial decision determines indemnification is prohibited by law; or (d) in connection with a Proceeding initiated by Indemnitee against the Company, except to enforce this Agreement, where authorized by the Board, or as required by law.

8. General

8.1 Non-Exclusivity; Survival. The rights herein are not exclusive of any other rights under law, the charter, bylaws, any other agreement, or a vote of stockholders or directors, and continue regardless of whether Indemnitee continues to serve, inuring to Indemnitee’s heirs and representatives.

8.2 No Duplication; Period of Limitations. The Company shall not be liable to make any payment to the extent Indemnitee has actually received payment otherwise. No action shall be brought by the Company against Indemnitee after five (5) years from the date Indemnitee ceased to serve.

8.3 Governing Law; Venue. This Agreement is governed by the laws of the State of Delaware, without regard to conflicts principles, and the Parties consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware.

8.4 Amendment; Counterparts. This Agreement may be amended only in a writing signed by both parties and may be executed in counterparts, including by electronic signature.

8.5 No Adverse Amendment. No amendment, modification, or termination of this Agreement, or of the Company’s certificate of incorporation or bylaws, shall impair or reduce any right of Indemnitee with respect to acts, omissions, or events occurring before such amendment, modification, or termination.

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IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the Effective Date.

VIVOS THERAPEUTICS, INC.		INDEMNITEE

By:	/s/ R. Kirk Huntsman	By:	/s/ Roman Franklin
Name:	R. Kirk Huntsman	Name:	Roman Franklin
Title:	Chairman & Chief Executive Officer	Title:	Chief Financial Officer / Principal Financial Officer
Date:		Date:

DRAFT - prepared by The CFO Portal, conformed to the firm’s Master Services Agreement precedent. Not legal advice. To be reviewed and finalized by counsel for both Parties before execution, together with Board/Audit Committee resolutions and D&O confirmation.

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